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                                                                    EXHIBIT 99.1

                  HERCULES UPDATES MERAKLON S.p.A. TRANSACTION


WILMINGTON, DE, DECEMBER 16, 2003 . . . Hercules Incorporated (NYSE: HPC) today announced that the proposed acquisition of Meraklon S.p.A. through Hercules' FiberVisions subsidiary in Denmark, previously announced in August, remains pending, subject to German regulatory approval. Although the parties had anticipated that the transaction would be completed by year-end, this will not occur since the regulatory approval process is taking longer than expected. The transaction continues to be actively pursued.

Meraklon is a closely held polypropylene fiber company with its principal offices and production facilities in Terni, Italy.

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Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www.herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, and adverse changes in economic and political climates around the world, including terrorist activities and international hostilities. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Media Contact:          John S. Riley         (302) 594-6025
Investor Contact:       Allen A. Spizzo       (302) 594-6491